Exhibit 2.1

Agreement Number (Microsoft to complete)	DealPoint #:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks [***] denote omissions.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2012 (the “Effective Date”), is made by and between Microsoft Corporation, a Washington corporation with its main offices located at One Microsoft Way, Redmond, Washington 98052-8300, United States (“Purchaser”) and Fullscope, Inc., a Delaware corporation with its main offices located at 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880 (“Seller”). Purchaser and Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party”. Definitions of additional terms used in this Agreement are set forth in the attached Schedule A.

RECITALS

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets, subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all rights, titles, and interests in and to the Acquired Assets.

1.2 Purchase Price. As full consideration for the Acquired Assets and the performance of Seller’s obligations under this Agreement, Purchaser shall pay to Seller a purchase price of US$ 3,250,000 (the “Purchase Price”). Purchaser shall pay the Purchase Price to Seller in installments as follows:

(a)	[***] within [***];

(b)	[***] within [***] after Seller’s delivery of the remediated Software and Documentation and the Remediation Certificate for the Additional Remediation pursuant to Section 3.2.5; and

(c)	[***] on [***] provided that Seller is not then in material default hereunder or under any of the Statements of Work, in which event such payment shall be made within ten (10) Business days after Seller cures such default and gives Purchaser written notice of the cure of such default, together with such documentation or other evidence of the cure as Purchaser may reasonably request.

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Purchaser shall pay all installments of the Purchase Price to Seller via wire transfer of immediately available funds to an account designated in writing by Seller on Seller’s letterhead.

1.3 No Assumed Obligations. Purchaser shall not assume or otherwise be responsible for any contract, agreement, debt, liability, obligation or commitment of Seller, whether absolute or contingent, accrued or un-accrued, asserted or unasserted, or otherwise, including any contract, agreement, debt, liability, obligation, or commitment made or incurred by Seller in connection with this Agreement or any of the transactions contemplated in this Agreement.

1.4 Closing.

1.4.1 Subject to the satisfaction or waiver of the conditions described in Section 4, the closing of the purchase and sale of the Acquired Assets under this Agreement (the “Closing”) shall take place on June 29, 2012 or on such other mutually acceptable date as may be agreed upon by the Parties.

1.4.2 At Closing, Seller shall deliver to Purchaser:

(a)	the Acquired Assets via file transfer protocol or other means of electronic delivery to a server designated by Purchaser;

(b)	the Bill of Sale, duly executed by Seller;

(c)	the Copyright Assignment, duly executed by Seller;

(d)	the Remediation Certificate for the Initial Remediation, duly executed by Seller;

(e)	the Seller Certificate, duly executed by Seller;

(f)	the Services Agreement, duly executed by Seller;

(g)	the SOWs, duly executed by Seller;

(h)	the License Agreement, duly executed by Seller; and

(i)	the Guarantee, duly executed by Seller and Edgewater Technology, Inc.

1.4.3 At Closing, Purchaser shall deliver to Seller:

(a)	the Services Agreement, duly executed by Purchaser;

(b)	the SOWs, duly executed by Purchaser; and

(c)	the License Agreement, duly executed by Purchaser.

1.5 Taxes. The Parties are not liable for any of the taxes of the other Party that the other Party is legally obligated to pay and which are incurred or arise in connection with or related to the transactions contemplated under this Agreement, and all such Taxes (including but not limited to net income or gross receipts taxes, withholding taxes, sales and VAT type taxes, and/or property taxes) shall be the financial responsibility of the Party who is obligated by operation of law to pay such tax.

1.6 Effect of Schedules. Notwithstanding anything to the contrary set forth herein or in any Schedule, no Schedule, nor any of the terms or provisions of any Schedule, shall be deemed to amend, modify or waive any term or condition of this Agreement, including, without limitation, any of the representations, warranties, rights, obligations and remedies of either Party under this Agreement, or deemed to affect, enlarge or limit the scope or identity of the Acquired Assets being transferred hereunder. In the event of any inconsistency between the provisions of any Schedule and the provisions of this Agreement, the provisions of this Agreement shall be controlling.

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2.	REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, as of the Effective Date and the Closing Date:

2.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated in this Agreement; and the individual signing on Seller’s behalf has full authority to bind Purchaser to this Agreement.

2.1.2 The execution and delivery by Seller of this Agreement and the performance of Seller’s obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights and remedies generally.

2.1.3 Seller is solvent, is able to pay its debts as they become due and has sufficient capital to carry on its business.

2.1.4 The Acquired Assets were created and developed exclusively by Seller. Only employees or independent contractors of Seller contributed in any way to the creation or development of the Acquired Assets. Seller has secured the written assignments to Seller of such employees’ or independent contactors’ rights in the Acquired Assets. All such agreements with Seller’s employees are in the form of the agreement set forth in the attached Schedule K. 1, and all such agreements of Seller’s independent contractors are in the form of the agreement set forth in the attached Schedule K.2 except as otherwise identified in said schedule.

2.1.5 Except for any End User Licenses granted by Seller to its customers in the ordinary course of business, Seller is the exclusive owner of all rights, titles and interests in and to the Acquired Assets. None of Seller’s Affiliates have any rights in or to the Acquired Assets. Seller has the right and authority to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser in accordance with this Agreement. There are no rights of any third party which would or might render the sale, assignment, transfer, conveyance or delivery of the Acquired Assets ineffective or unlawful. Seller is not required (by contract, Applicable Law or otherwise) to obtain any consent, approval or other action from any third party (including any governmental permits, registrations and licenses) to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser in accordance with this Agreement. For the avoidance of doubt, the foregoing sentence does not apply to any consent, approval and other action from any third party (including any governmental permits, registrations and licenses) that (i) Purchaser is required (by contract, Applicable Law or otherwise) to obtain or (ii) that Seller would not otherwise be required to obtain but for the fact that Purchaser, and not any other party, is acquiring the Acquired Assets pursuant to this Agreement.

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2.1.6 Except for any End User Licenses granted by Seller to its customers in the ordinary course of business, the Acquired Assets are free and clear, and shall be sold, assigned, transferred, conveyed and delivered to Purchaser under this Agreement free and clear, of any and all Encumbrances and Claims. Seller has not received notice of any Claim and, to Seller’s Knowledge, no Claim is threatened or anticipated. As of the Effective Date, Seller has granted only one End User License to its 2009 version of the Software, a copy of which has been provided to Purchaser, and no End User License to its 2012 version of the Software.

2.1.7 Seller has taken commercially reasonable steps to protect and preserve all of the Intellectual Property Rights (including the confidentiality of the Trade Secrets). Seller has not delivered a copy of any Acquired Assets to any third party, except for the 2009 version of the Software delivered in the ordinary course of Seller’s business to Seller’s sole customer of such Software subject to an End User License or to Seller’s sole distribution partner subject to a Partner Agreement. As of the Effective Date, Seller has entered into only one Partner Agreement, a copy of which has been provided to Purchaser.

2.1.8 To Seller’s Knowledge, none of the Acquired Assets infringe any patent or trademark of any third party.

2.1.9 None of the Acquired Assets infringe any copyright or misappropriate any trade secret of any third party.

2.1.10 There are no third party materials incorporated in the Acquired Assets, including any patented, copyrighted, trademarked or trade secret materials licensed from any third party or any Affiliate of Seller. None of the Acquired Assets is or ever has been, in part or in whole, governed or otherwise subject to an Excluded License.

2.1.11 Seller does not have any (a) Trademarks registered with the United States Patent and Trademark Office (USPTO) or any other trademark office anywhere in the world that are owned, used or held by Seller solely for use with the Acquired Assets; or (b) Patents or Design Rights in the Acquired Assets that have been filed or are in the process of being filed with the USPTO or any other patent office anywhere in the world.

2.1.12 Seller has not participated in any standards-setting activities that would affect any of the Acquired Assets or restrict the ability of Seller to enforce, license or exclude others from using or licensing any of the Acquired Assets.

2.1.13 The Acquired Assets do not contain any Self-Help Code.

2.1.14 The Transaction Documents and other instruments to be executed and delivered by Seller to Purchaser at Closing shall be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and shall effectively vest in Purchaser good and marketable title to all the Acquired Assets pursuant to and as contemplated by this Agreement.

2.1.15 The Software, Related Assets and Updates shall perform substantially in accordance with the Documentation listed in Schedule C.

2.1.16 The lists of Software, Related Assets and Documentation included on Schedules D, E, and C, respectively, are true, accurate and complete in all material respects.

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2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that, as of the Effective Date and the Closing Date:

2.2.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated in this Agreement; and the individual signing on Purchaser’s behalf has full authority to bind Purchaser to this Agreement.

2.2.2 The execution and delivery by Purchaser of this Agreement and the performance of Purchaser’s obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights and remedies generally.

3.	COVENANTS

3.1 Delivery of the Acquired Assets.

3.1.1 Initial Conveyance. Within five (5) Business Days after the Effective Date, Seller shall deliver to Purchaser, via file transfer protocol or other means of electronic delivery to a server designated by Purchaser, any and all Acquired Assets existing as of the Effective Date and remediated pursuant to Section 3.2.2; provided, however, that Seller shall not have any obligation to deliver the code for the 2009 and prior versions of the Software. Within five (5) Business Days after such delivery, Seller shall confirm in writing to Purchaser that all Acquired Assets have been delivered to Purchaser in accordance with this Agreement (“Seller’s Delivery Confirmation”). For the avoidance of doubt, although Seller is not required by this Agreement to deliver the code for the 2009 and prior versions of the Software to Purchaser, all Intellectual Property Rights related to the 2009 and prior versions of the Software are being sold, assigned, transferred and conveyed to Purchaser pursuant to this Agreement. Such transfer shall not be deemed to preclude Seller from using the code and applicable Documentation for the 2009 and prior versions of the Software, and Intellectual Property Rights licensed to Seller under the License Agreement, to the extent necessary for Seller to satisfy any support or similar obligations to any end user or to any partner, reseller, distributor, dealer or sales representative of Seller.

3.1.2 Access. Purchaser shall have a period of five (5) Business Days after receipt of Seller’s Delivery Confirmation to review the Acquired Assets for compliance with Seller’s representations and warranties set forth in Section 2.1 and the other requirements of this Agreement. Seller shall give Purchaser and its counsel, accountants and other authorized representatives access to Seller’s books, records and personnel as Purchaser may reasonably request to confirm Purchaser’s delivery of all of the Acquired Assets to Purchaser and the performance of all of Seller’s other obligations under this Agreement.

3.1.3 Confirmation of Assignment. On or before the Outside Date, Seller shall deliver to Purchaser a Confirmation of Assignment in the form attached as Schedule U.1 duly executed by each of the employees of Seller listed therein and a Confirmation of Assignment in the form attached as Schedule U.2 duly executed by Carol Meeler.

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3.2 Remediation.

3.2.1 Seller hereby certifies that it has delivered the most current version of the Software, in source code form, and Documentation to the Code Reviewer via file transfer protocol or other means of electronic delivery specified by Purchaser.

3.2.2 Seller shall take all corrective action and otherwise remediate the Software and Product Documentation in accordance with the Remediation Plan. Seller shall use its best commercially reasonable efforts to complete remediation of any issues in the Software and Product Documentation designated in the Remediation Plan with: (A) a priority level zero (P0) or priority level one (P1) (“Initial Remediation”) by the Closing Date or such other date agreed upon by the Parties; and (B) a priority level greater than priority level one (P1) in the Remediation Plan (“Additional Remediation”) no later than the Outside Date.

3.2.3 Upon completion of the Initial Remediation, Seller shall deliver to the Code Reviewer, via file transfer protocol or other means of electronic delivery to a server designated by Purchaser, a complete copy of the remediated Software, in source code form, and Product Documentation for verification that Seller has completed the Initial Remediation in accordance with the Remediation Plan. If the Code Reviewer reasonably determines that the Initial Remediation has been completed in accordance with the Remediation Plan, the Code Reviewer shall give the Parties written notice thereof. If the Code Reviewer reasonably determines that the Initial Remediation has not been completed in accordance with the Remediation Plan, then the Code Reviewer shall give the Parties written notice thereof, including a detailed description of the non-compliances and the action(s) required to correct the non-compliances. In such event, Seller shall use its best commercially reasonable efforts to promptly correct the non-compliances as indicated by the Code Reviewer, and resubmit the remediated Software to the Code Reviewer. Unless otherwise agreed upon by the Parties, this process shall be repeated until the Code Reviewer reasonably determines that the Initial Remediation has been completed in accordance with the Remediation Plan. Upon the Code Reviewer’s determination that the Initial Remediation has been completed in accordance with the Remediation Plan, then Seller shall deliver to Purchaser:

(a)	a true, correct and complete copy of the remediated Software via file transfer protocol or other means of electronic delivery specified by Purchaser; and

(b)	a Remediation Certificate for the Initial Remediation duly executed by Seller.

Purchaser shall be responsible for taking all necessary actions to ensure that the Code Reviewer does not unreasonably withhold or delay its determination that the Initial Remediation has been completed in accordance with the Remediation Plan.

3.2.4 Purchaser shall have a period of five (5) Business Days after receipt of the remediated Software, Documentation and the Remediation Certificate in accordance with Section 3.2.3 to review such remediated Software and Documentation for compliance with the Initial Remediation requirements of the Remediation Plan, Seller’s representations and warranties set forth in Section 2.1 and the other requirements of this Agreement. If Purchaser gives Seller written notice of any non-compliance within such review period, then Seller shall use its best commercially reasonable efforts to promptly correct the non-compliance, and resubmit the corrected Software and/or Documentation to Purchaser. This process shall be repeated until Purchaser accepts the remediated Software and Documentation by giving Seller written notice thereof, which notice shall not be unreasonably withheld or delayed. Further, if

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Purchaser does not give Seller written notice of any non-compliance within five (5) Business Days after receipt of any version of the remediated Software and Documentation under Section 3.2.3 or this Section 3.2.4, then Purchaser shall be deemed to have accepted such version of the Software and Documentation for purposes of this Section 3.2.4. Purchaser shall not unreasonably withhold or delay its acceptance of the Initial Remediation and confirmation that the Initial Remediation has been completed in accordance with the Remediation Plan. For the avoidance of doubt, acceptance under this Section 3.2.4 shall not constitute, or be interpreted or construed as, (a) Purchaser’s acknowledgement or agreement that the Software and/or Documentation is compliant with any of the requirements of this Agreement or (b) a waiver or other relinquishment, to any extent, of any right or remedy of Purchaser under any provision of this Agreement (including Seller’s representations and warranties under Section 2.1), applicable law or otherwise.

3.2.5 Upon completion of the Additional Remediation, Seller shall deliver to Purchaser, via file transfer protocol or other means of electronic delivery to a server designated by Purchaser, a copy of those portions of the Software, in source code form, and Product Documentation that were remediated in the Additional Remediation, for verification that Seller has completed the Additional Remediation in accordance with the Remediation Plan. If Purchaser determines that the Additional Remediation has been completed in accordance with the Remediation Plan, Purchaser shall give Seller written notice thereof. If Purchaser determines that the Additional Remediation has not been completed in accordance with the Remediation Plan, then Purchaser shall give Seller written notice thereof, including a detailed description of the non-compliances and the action(s) required to correct the non-compliances. In such event, Seller shall use its best commercially reasonable efforts to promptly correct the non-compliances as indicated by Purchaser, and resubmit the remediated Software and Product Documentation to Purchaser. Unless otherwise agreed upon by the Parties, this process shall be repeated until Purchaser determines that the Additional Remediation has been completed in accordance with the Remediation Plan. Upon Purchaser’s determination that the Additional Remediation has been completed in accordance with the Remediation Plan, then Seller shall deliver to Purchaser:

(a)	a true, correct and complete copy of the remediated portions of the Software and Product Documentation via file transfer protocol or other means of electronic delivery specified by Purchaser; and

(b)	a Remediation Certificate for the Additional Remediation duly executed by Seller.

Purchaser shall not unreasonably withhold or delay its determination that the Additional Remediation has been completed in accordance with the Remediation Plan.

3.3 SOWs and Transition Services.

3.3.1 The Parties shall prepare and agree upon the SOWs no later than the Closing Date.

3.3.2 Upon Purchaser’s request, the Parties shall use good faith efforts to prepare and mutually agree upon such additional Statements of Work as Purchaser may reasonably require for the effective, efficient, expeditious and cost-effective transition of the Acquired Assets to Purchaser and/or the further development and/or utilization of the Acquired Assets by

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Purchaser. Neither Party shall have any obligation to agree upon any such additional Statements of Work or any obligation under any Statement of Work proposed by either Party unless and until the Parties have mutually agreed upon terms and conditions acceptable to each Party, executed and delivered the additional Statements of Work in writing.

3.3.3 Unless a fixed sum or other compensation is specified in the applicable Statement of Work, Purchaser shall pay Seller for the Transition Services at the rate of [***] per person, per day spent in performance of the Transition Services, plus previously approved travel and expenses in accordance with Microsoft’s Travel and Expense Policy, up to an aggregate maximum of [***] (including fees, costs and expenses) for all Transition Services. Seller shall invoice Purchaser, and Purchaser shall pay Seller, for the Transition Services in accordance with the invoicing and payment terms of the Services Agreement. Unless the Statement of Work terminates earlier or specifies otherwise (e.g., a fixed sum, additional compensation, and/or required deliverables are specified in the applicable SOW), Seller will stop performing work under the applicable Statement of Work when the maximum number of hours or dollar amount specified therein is reached regardless of the status of the work or any deliverable. Seller shall have no obligation to resume such work until additional funding has been authorized in writing by Purchaser.

3.3.4 Unless another schedule for performance of any Transition Services is set forth in the applicable SOW, Seller shall use commercially reasonable efforts to complete all Transition Services within [***].

3.3.5 Seller shall perform all Transition Services in accordance with the Services Agreement and the applicable SOW.

3.4 Promotion, Marketing, Maintenance and Support of Seller Products.

3.4.1 Purchaser shall give Seller written notice of the Purchaser GA Date at least 60 days prior to such target date.

3.4.2 Seller shall continue to promote, market and sell licenses and services (including extended warranty plans, maintenance plans, support plans, implementation services and other services) for the Software in the ordinary course of Seller’s business in accordance with its past practice, this Section 3.4.2 and the License Agreement until 15 days prior to the Purchaser GA Date, whereupon Seller shall cease all promotion, marketing and selling of licenses and services for the Software (including the Seller Product) by or through Seller (including by Seller’s partners, resellers, distributors, dealers and sales representatives), except as may otherwise be agreed upon by the Parties in writing. Without limitation of the foregoing, Seller shall ensure the termination of any and all rights of any third party (including Seller’s partners, resellers, distributors, dealers and sales representatives) authorized by or through Seller to promote, market or sell licenses or services for any Seller Product or other Software. Seller shall refrain from increased promotion, price changes or discounting of the Seller Products beyond historical averages. Further, Seller shall not (a) promote, market or sell licenses to the 2009 or prior versions of the Software to new end users of such software; or (b) except as otherwise permitted herein, enter into any additional agreement with a third party (e.g., as a partner, reseller, distributor, dealer or sales representative of Seller) for such third party to promote, market or sell licenses, or to sell support services of Seller, for any Seller Product.

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3.4.3 Seller shall continue to provide warranty, maintenance and other support for the 2009 version of the Software and all Seller Products distributed by or through Seller until the later of:

(a)	the fulfillment or expiration of Seller’s obligations to provide such support under extended warranty plans, maintenance plans, support plans or other contracts entered into prior to the Effective Date or during the period from the Effective Date until the Purchaser GA Date in accordance with Section 3.4.2; or

(b)	the migration of the customer to a Purchaser Product.

3.4.4 Promptly after completion of all outstanding support obligations in accordance with Section 3.4.3, Seller shall, except as provided in this Section 3.4.4, destroy any and all copies of the Software and Seller Products that remain in its possession or under its control (including backup copies). Seller acknowledges that it has no right to use the Software (in any form, remediated or un-remediated, and without regard to whether Seller has incorporated it within, or accessed it from, another product) for any purpose after such destruction. Within five (5) Business Days after such destruction, Seller shall provide Purchaser with a written document, signed by an officer of Seller, certifying such destruction. Notwithstanding the foregoing, Seller may retain one (1) copy of each version of the Software for archival and recordkeeping purposes, subject to the other terms and conditions of this Agreement.

3.5 Communication Plan. The Parties shall use good faith efforts to prepare and agree upon a plan for communication of the purchase and sale of the Acquired Assets under this Agreement, the discontinuation of all versions of the Software, the launch of the Purchaser Product and the transition of the Software from the Seller to the Purchaser (including any communications with the public, Seller’s customers, partners, resellers, distributors, dealers and sales representatives and Governmental Entities). The communication plan shall include any filing by Seller or its Affiliates with the Securities and Exchange Commission (the “SEC”) or other Governmental Entity and any press release or other public announcement agreed to in writing by the Parties. However, the foregoing shall not be deemed to prohibit, restrict or limit in any fashion any filing by Seller or its Affiliates with, or disclosure to, the SEC or any other Governmental Entity which is required by Applicable Law. In the event of any filing or disclosure required by Applicable Law, the Party required to file or disclose shall give the other Party reasonable advance notice thereof, unless not otherwise legally permitted, and, to the extent permitted by Applicable Law and reasonably requested by such other Party, seek confidential treatment and/or other protection of the Confidential Information of such other Party.

3.6 Seller Resources. Seller shall provide and maintain sufficient personnel, equipment, finances, supervision, administration, facilities and other resources to perform all of the services to be performed by it under the SOWs and its other obligations under Sections 3.2, 3.3, 3.4 and 3.5 in a timely manner in accordance with all of the requirements of the applicable SOW and the Services Agreement. Seller shall ensure that all personnel who perform any Transition Services are properly qualified and experienced to perform the tasks assigned to them.

3.7 Non-competition. During the period beginning on the Effective Date and ending on [***], Seller shall not, directly or indirectly (e.g., through ownership of any interest in any other entity), develop, promote, market, or sell any software or technology that has the same or substantially similar, in any material respect, features or functions as the Acquired Assets or that could replace, be used in

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lieu of or otherwise compete with the Acquired Assets. Neither the foregoing nor any other term or condition of this Agreement shall in any manner be deemed to prohibit, restrict or limit the Seller or any of its Affiliates from promoting, marketing, selling, maintaining, supporting, or providing any services for, any third party software or technology regardless of whether the same may be similar to, or competitive with, the Acquired Assets or any other software or product of Purchaser.

3.8 Seller Conduct of Business during the Pre-Closing Period. During the period between the Effective Date and the Closing Date:

3.8.1 Seller shall: (A) consult with Purchaser on an ongoing basis regarding any business activities that would or are likely to impair the value or use of the Acquired Assets; and (B) use commercially reasonable efforts to preserve relationships with customers, suppliers, distributors and others having business dealings regarding the Acquired Assets.

3.8.2 Seller shall not:

(a) incur, assume, or guarantee any Encumbrance on any of the Acquired Assets;

(b) assign, transfer, dispose of, or license any of the Acquired Assets, except as provided for under Section 3.4 in connection with the continuing promotion, marketing, maintenance and support of Seller Products and the continuing maintenance and support of the 2009 version of the Software;

(c) adopt a plan of complete or partial liquidation, dissolution, merger, split, consolidation, restructuring, recapitalization, or other reorganization; or

(d) Knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Seller contained in this Agreement inaccurate, (ii) result in any of the conditions in Section 4 not being satisfied, or (iii) impair the ability of Seller to consummate the transactions contemplated in this Agreement.

3.8.3 To the extent permitted by Applicable Law without requiring any filing with any Governmental Entity or any public disclosure of the same, Seller shall promptly notify Purchaser of any event or occurrence that results, or could reasonably be expected to result, individually or in the aggregate, in any material adverse effect on the Acquired Assets, or that would materially impair the ability of Seller to consummate any of the transactions contemplated in this Agreement.

3.9 Trademarks. Seller may use the Trademarks solely in connection with the activities permitted under Section 3.4.2 or in connection with Seller’s fulfillment of its obligations to its end users or partners. Seller shall not use the Trademarks in connection with the Purchaser Product or any other software, service or technology that Seller develops, promotes, markets or sells at any time after the Effective Date. Notwithstanding the foregoing, or anything else to the contrary contained in this Agreement or any of the schedules hereto, Seller may use the terms “Process Industries” and/or “Chemical Accelerator”, or any derivations thereof, so long as the same does not in any manner reference the Software or the Purchaser Product or attempt to use such terms for an add-on, follow-on, update or version of the Software or the Purchaser Product.

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3.10 Fulfillment of Conditions.

3.10.1 Seller shall use commercially reasonable efforts to effect the transactions contemplated in this Agreement and to fulfill or cause to be fulfilled the conditions in Section 4.1 prior to the Closing Date.

3.10.2 Purchaser shall use commercially reasonable efforts to effect the transactions contemplated in this Agreement and to fulfill or cause to be fulfilled the conditions in Section 4.2 prior to the Closing Date.

3.11 Survival. The covenants set forth in Sections 3.2.5, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.9 shall survive Closing. All other covenants under this Section 3 shall terminate upon the Closing Date.

4.	CONDITIONS PRECEDENT TO CLOSING

4.1 Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser to consummate the Closing are subject to satisfaction, or Purchaser’s written waiver at or before the Closing Date, of each of the following conditions:

4.1.1 There shall not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree, entered, enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated in this Agreement by any Governmental Entity, and there shall not be pending any Claim by any Governmental Entity against either Party, that is likely to (a) render Purchaser unable to pay, or Seller unable to accept payment, for some or all of the Acquired Assets, (b) impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Acquired Assets, (c) compel Purchaser or its Affiliates to dispose of or hold separate any portion of the Acquired Assets, or (d) oblige Seller or Purchaser to pay material damages in connection with the transactions contemplated in this Agreement.

4.1.2 No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that enjoins or prohibits the transactions contemplated in this Agreement.

4.1.3 All representations and warranties made by Seller in this Agreement were true and are true as of the Effective Date and Closing Date, respectively.

4.1.4 Seller shall have performed in all material respects all agreements and covenants required to be performed by Seller under this Agreement.

4.1.5 Purchaser shall have received, or Seller shall have tendered, delivery of all of the items and documents to be delivered by Seller pursuant to Section 1.4.2.

4.2 Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the Closing are subject to satisfaction, or Seller’s written waiver at or before the Closing, of each of the following conditions:

4.2.1 There shall not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree, entered, enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated in this Agreement by any Governmental Entity, and there shall not be pending any Claim by any Governmental Entity against either Party, that is likely to (a) render Purchaser unable to pay, or Seller unable to accept payment, for some or all of the Acquired Assets, (b) impose material limitations on the

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ability of Purchaser effectively to exercise full rights of ownership of the Acquired Assets, (c) compel Purchaser or its Affiliates to dispose of or hold separate any portion of the Acquired Assets, or (d) oblige Seller or Purchaser to pay material damages in connection with the transactions contemplated in this Agreement.

4.2.2 No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that enjoins or prohibits the transactions contemplated in this Agreement.

4.2.3 Seller shall have received, or Purchaser shall have tendered, delivery of all of the items to be delivered by Purchaser pursuant to Section 1.4.3.

5.	INDEMNIFICATION

5.1 Seller’s Indemnity. Seller shall defend, indemnify and hold harmless Purchaser Indemnitees from and against any and all Claims made by any third party (together with reasonable attorney fees, court costs and other legal expenses) arising out of or in connection with (a) any breach of any representation or warranty of Seller set forth in this Agreement or any of the Transaction Documents, (b) any inaccuracy in any certificate or other document delivered by Seller under this Agreement, (c) the failure, partial or total, of Seller to perform any agreement or covenant required to be performed by Seller under this Agreement, (d) any allegations that the use of any of the Acquired Assets infringes, misappropriates or violates any patents, copyrights, trademarks, trade secrets or other intellectual property rights of any third party or (e) any promotion, marketing, sales, licensing, or provision of services (including extended warranty plans, maintenance plans, support plans, implementation services and other services) to any third party (other than Purchaser) by Seller or any of its Affiliates of the 2009 or prior versions of the Software or the Seller Product (including any Claim arising out of any representation, warranty or contract made by Seller or any of its Affiliates to any third party (other than Purchaser) with respect to the foregoing).

5.2 Purchaser’s Indemnity. Purchaser shall defend, indemnify and hold harmless Seller Indemnitees from and against any and all Claims made by any third party (together with reasonable attorney fees, court costs and other legal expenses) arising out of or in connection with (a) any breach of any representation or warranty of Purchaser set forth in this Agreement or any of the Transaction Documents, (b) any inaccuracy in any certificate or other document delivered by Purchaser under this Agreement, (c) the failure, partial or total, of Purchaser to perform any agreement or covenant required to be performed by Purchaser under this Agreement, or (d) any development, promotion, marketing, sales, licensing, support or other activities of Purchaser or any of its Affiliates with respect to any Purchaser Product (including any Claim arising out of any representation, warranty or contract made by Purchaser or any of its Affiliates with respect to any Purchaser Product), except to the extent the same are to be indemnified by Seller pursuant to Section 5.1.

5.3 Procedure. In the event of a Claim, the Indemnitee shall: (a) give the Indemnitor written notice of the Claim promptly after such Indemnitee receives notice thereof along with sufficient information for the Indemnitor to identify the Claim; (b) permit the Indemnitor to defend the Claim and cooperate with the Indemnitor in connection with the defense and settlement of the Claim; (c) not settle or compromise the Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, unless such settlement or compromise provides for a full and complete release of the Indemnitee, imposes no monetary or non-monetary obligation upon the Indemnitee and does not have any other adverse effect on any interests of the Indemnitee. The Parties shall cooperate and use commercially reasonable efforts to mitigate any losses or Claims which are subject to indemnification under this Section 5.

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5.4 Limitations.

5.4.1 In no event shall Seller be liable to the Purchaser for indemnification under Section 5.1 in excess of [***] (the “Seller Cap”) with respect to: [***].

5.4.2 In no event shall either Party be liable to the other for the defense, indemnification or hold harmless of any Claims under Section 5.1 or 5.2, as the case may be, unless and until the aggregate amount of such Claims exceeds [***] (the “Basket”), in which case, for the avoidance of doubt, the Party shall be required to indemnify, defend and hold harmless for only those Claims in excess of the Basket.

5.4.3 For purposes of clarity, no payments of the Purchase Price hereunder shall be deemed as payment under the Services Agreement or any SOW.

5.5 Survival. Seller’s representations and warranties set forth in [***] shall survive the Closing and shall remain in full force and effect until, and shall terminate on, [***]. Seller’s representations and warranties set forth in [***] shall survive the Closing and shall remain in full force and effect until, and shall terminate on, [***]. All other representations and warranties under this Agreement shall survive for [***]. No Party shall be entitled to an indemnification claim under Section 5.1 or Section 5.2 above with respect to any representation, warranty or covenant if such Party has failed to deliver notice of such claim for indemnification on or before the date upon which such representation, warranty or covenant terminates hereunder.

6.	TERMINATION

6.1 Termination. This Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time before Closing:

(a) by written agreement of the Parties;

(b) by either Party giving the other Party written notice of termination in the event that there has been a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement that results in any of the conditions to the non-breaching Party’s obligations to consummate the Closing not being capable of being met by the Outside Date; or

(c) by either Party giving the other Party written notice of termination in the event that Closing has not occurred before the Outside Date.

Notwithstanding anything to the contrary contained herein, in no event shall either Party be entitled to terminate this Agreement or rescind the transaction contemplated herein after the Closing. There will be no refund of any payment of the Purchase Price once the payment release requirements under Section 1.2 of this Agreement have been met. For the avoidance of doubt, any payment required under Section 5 or any other provision of this Agreement does not constitute a refund of the Purchase Price. The parties understand, acknowledge and agree that, notwithstanding anything to the contrary contained herein, no payments hereunder, including, without limitation, any payments of the Purchase Price, shall be deemed to be payments by Purchaser under the Services Agreement or be counted in determining the cap on Seller’s liability under the Services Agreement.

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6.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 6.1:

(a) Sections 5, 6.2, and 7 and Schedule A shall survive;

(b) neither Party shall be released or relieved from any liability arising from the intentional breach by such Party of any of its representations, warranties, covenants or agreements as set forth in this Agreement;

(c) the Non-Disclosure Agreement shall remain in full force and effect in accordance with their respective terms; and

(d) except as provided in this Section 6.2, this Agreement shall have no further effect, and neither Party shall have any liability or obligation under this Agreement or on account of the termination of this Agreement.

7.	GENERAL PROVISIONS

7.1 Confidentiality. The Non-Disclosure Agreement shall be applicable to all Confidential Information exchanged in connection with this Agreement and the transactions contemplated in this Agreement. Upon Closing, all information relating to the Acquired Assets shall become Confidential Information of Purchaser and cease to be Confidential Information of Seller.

7.2 Publicity. Neither Party shall issue any press release or make any other public disclosure or communication regarding this Agreement, without the other Party’s prior written consent. However, neither Party shall unreasonably withhold its consent to any press release or other public disclosure or communication (a) of Seller’s sale and Purchaser’s purchase of the Acquired Assets without any disclosure of any of the other material terms of this Agreement (including the price for the Acquired Assets) or (b) in accordance with any communication plan agreed upon by the Parties pursuant to Section 3.5. Neither the foregoing, nor any other term or condition of this Agreement, shall be deemed to in any manner prohibit, restrict or limit in any fashion any filing by either Party or its Affiliates with, or disclosure to, the SEC or any other Governmental Entity which is required by Applicable Law. In the event of any filing or disclosure required by Applicable Law, the Party required to file or disclose shall give the other Party reasonable advance notice thereof, unless otherwise not legally permitted, and, to the extent permitted by Applicable Law and reasonably requested by such other Party, seek confidential treatment and/or other protection of the Confidential Information of such other Party.

7.3 Interpretation. As used in this Agreement, the terms “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The Parties and their attorneys have negotiated this Agreement and the language in this Agreement shall not be construed for or against either Party as drafter. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A reference to a section or schedule means a section in, or schedule to, this Agreement unless otherwise explicitly set forth.

7.4 Governing Law; Forum Selection. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington without regard to principles of conflict of laws. Both Parties consent and submit to the exclusive jurisdiction of the courts (State and Federal) located in King County in the State of Washington in connection with any controversy arising under this Agreement or its subject matter. The Parties waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. Any decision or ruling of said exclusive jurisdiction of the courts (State and Federal) located in King County in the State of Washington may be enforced in any court of competent jurisdiction. Nothing in this Section 7.4 shall prevent Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction.

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7.5 No Joint Venture. Nothing in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. Neither Party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other Party. Neither Party shall have the power to control the activities and operations of the other Party and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. Neither Party shall have any power or authority to bind or commit the other Party. Neither Party shall hold itself out as having any authority or relationship in contravention of this Section 7.5.

7.6 Notices. Except as specifically set out in this Agreement, all notices shall be (a) in writing (including by electronic or physical mail) and sent to the contact(s) and location(s) specified below, and (b) deemed given on the day received by the addressee.

if to Purchaser, to:	if to Seller, to:
Microsoft Corporation One Microsoft Way Redmond, WA 98052 Attention: Office of General Counsel Facsimile No.: (425) 936-7329 Email:	c/o Edgewater Technology, Inc. 200 Harvard Mill Square, Suite 210 Wakefield, Massachusetts 01880 Attention: Contract Administration Facsimile No.: (781) 246 – 5903 Email:
With a copy, which shall not constitute notice, to: Microsoft Corporation One Microsoft Way Redmond, WA 98052 Attention: President, MBS Facsimile No.: (425) 936-7329 Email:

With a copy, which shall not constitute notice, to:

Edgewater Technology, Inc., As Guarantor

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

Attention: Contract Administration

Facsimile No.: (781) 246 – 5903

Email:

And to: Hinckley, Allen & Snyder LLP 28 State Street Boston, MA 02109 Attention: ((Aaron A. Gilman, Esq. Facsimile No.: (617) 378-4325 Email:

Either Party may change its address for notices hereunder by giving the other Party notice thereof in accordance with this Section 7.6; provided that only Edgewater Technology, Inc. may change its address for copies of notices to Seller hereunder and then only by notice to each of the Parties in accordance with this Section 7.6.

7.7 Successors and Assigns. This Agreement shall not be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.8 Specific Performance. The Parties acknowledge and agree that any material breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly the Parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

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7.9 Waiver. Failure by either Party to enforce any provision of this Agreement shall not constitute, or be interpreted or construed to be, a waiver of future enforcement of that or any other provision, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

7.10 Amendment. Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the Parties, but only if such amendment or modification is in writing and signed on behalf of each Party.

7.11 Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute the same instrument, and (b) by facsimile. The execution and delivery of a Signature Page — Asset Purchase Agreement, in the form annexed to this Agreement, by any Party who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such Party.

7.12 Entire Agreement. This Agreement, together with the Schedules to this Agreement, the Non-Disclosure Agreement, and other documents referred to in this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any third party any rights or remedies under this Agreement.

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SIGNATURE PAGE—ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, Seller and Purchaser have caused their respective duly authorized officers to sign this Agreement on their behalf, all as of the Effective Date.

PURCHASER:

Microsoft Corporation

/s/ Kirill Tatarinov
By:	Kirill Tatarinov
Its:	President, MBS

SELLER:

Fullscope, Inc.

/s/ Shirley Singleton
By:	Shirley Singleton, President

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LIST OF SCHEDULES†

The following schedules (including any appendices referenced therein) are attached to the Asset Purchase Agreement, with an effective date of June 29, 2012 (the “Agreement”), between Microsoft Corporation (“Purchaser”) and Fullscope, Inc. (“Seller”) and are hereby incorporated into the Agreement.

SCHEDULE	NAME
A	Definitions
B	Non-Disclosure Agreement
C	Documentation
D	Software
E	Related Assets
F	Bill of Sale
G	Copyrights
H	Copyright Assignment
I	SOWs • I.1: Development SOW • I.2: Training Sow
J	Seller’s Standard End User License
K	Seller’s Standard Employee and Independent Consultant Agreement Form • K.1: Employee Confidential and Non-Disclosure Agreement • K.2: Independent Consultant Agreement
L	Seller’s Standard Partner Agreement
M	Excluded Assets
N	Guarantee
O	Trademarks
P	License Agreement
Q	Remediation Certificate • Q.1: Remediation Certificate for Initial Remediation • Q.2: Remediation Certificate for Additional Remediation
R	Remediation Plan
S	Seller Certificate
T	Services Agreement
U	Confirmation of Assignment • U.1: Seller’s Employees • U.2: Seller’s Independent Contractors

†	Pursuant to Item 601(b)(2) of Regulation S-K, Edgewater Technology, Inc. has omitted all of the Schedules noted in the List of Schedules (other than Schedule A). Edgewater Technology, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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SCHEDULE A

Definitions

This Schedule A is a part of that certain Asset Purchase Agreement (the “Agreement”) between Microsoft Corporation (“Purchaser”) and Fullscope, Inc. (“Seller”).

“Acquired Assets” means (a) the Software, (b) Related Assets, (c) the Documentation identified in Schedule C, (d) Updates, and (e) Intellectual Property Rights.

“Additional Remediation” has the meaning set forth in Section 3.2.2.

“Affiliate” means with respect to a Party, any legal entity that owns, is owned by, or is commonly owned with a Party. “Own” means having more than fifty percent (50%) ownership or the right to direct the management of the entity.

“Applicable Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to Seller, as amended unless expressly specified otherwise.

“Basket” has the meaning given to it in Section 5.4.2.

“Bill of Sale” means a bill of sale in the form attached as Schedule F.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the United States are permitted or obligated by law to be closed for regular banking business.

“Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or non-compliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” means the closing of the purchase and sale of the Acquired Assets described in Section 1.4.

“Closing Date” means the date of the Closing described in Section 1.4.

“Code Reviewer” means Leonard, Street and Deinard, P.A.

“Confidential Information” has the same meaning as that term is used in the Non-Disclosure Agreement.

“Copyright Assignment” means an assignment of the Copyrights in the form attached as Schedule H.

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“Development SOW” means a Statement of Work for Seller’s performance of the software development services in accordance with the requirements set forth in the attached as Schedule I.1.

“Documentation” means all documentation in whatever form (whether in draft, final, work-in-progress, or published) and in whatever format (whether printed, magnetic, optical, electronic or other format) owned, created, published or otherwise made available by Seller for the Software, Related Assets and Updates that describes the functional, design, test cases, training, marketing, operational and/or performance capabilities of the Software, Related Assets, Updates or any derivative work thereof. “Documentation” includes designs, specifications, source code, content, white papers, knowledge base articles, known incidents and resolutions, support history, sales materials, marketing materials, training material, Product Documentation, cascading style sheets (.css files), documentation build scripts, translation glossary, terminology list, translation memory database, courseware, e-learning or self-paced offerings, trainer notes, case studies, workshop content, on-demand content, video, podcasts, website content, and user, operating and installation manuals or guides relating to and necessary for the effective adoption, configuration, use operation or Translation of the Software, Related Assets and Updates.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity interest, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, right of first offer, right of last offer, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition, adverse claim, or restriction of any kind whatsoever on the use of any property, other than End User Licenses to third party customers sold in the ordinary course of business. “Encumbrance” includes any lien for Taxes.

“End User License” means a non-exclusive license to use the Software pursuant to Seller’s standard end user license agreement, a copy of which is attached as Schedule J.

“Excluded Assets” means third party software tools used in development of the Software and listed in the attached Schedule M.

“Excluded License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software or other software combined and/or distributed with such software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributed at no charge.

“Generally Available” or “GA” means the edition or version of any software that is made generally commercially available, in any form or media (including diskette, CD-ROM, tapes, download via technologies such as the internet or file transfer protocols, new or hereafter existing), to a Party’s general customer base through its normal channels as a commercial or production version (i.e., not alpha, beta or other pre-release versions).

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“Governmental Entity” means any court, administrative agency or commission, or other governmental authority or instrumentality, whether domestic or foreign, having jurisdiction over Purchaser or Seller.

“Guarantee” means a guarantee in the form attached as Schedule N.

“Indemnitee” means any Purchaser Indemnitee or Seller Indemnitee, as the case may be.

“Indemnitor” means Purchaser or Seller, as the case may be.

“Initial Remediation” has the meaning set forth in Section 3.2.2.

“Intellectual Property Rights” means any and all intellectual property rights, whether registered or not, owned, used or held by Seller for use in or relating to any and all versions of the Acquired Assets, including:

(a)	any patent rights including issued patents, pending patent applications and patents that may be issued from any pending patent applications (including divisional, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) (the “Patents”);

(b)	all mask works and copyrights, including any copyright registrations and applications therefor, and all other rights corresponding thereto (including moral rights), including those listed and described in the attached Schedule G (the “Copyrights”);

(c)	industrial designs and design patents and similar rights(the “Design Rights”); and

(d)	technical know-how, proprietary information and trade secrets with respect to the Software (the “Trade Secrets”),

provided, however, that the Intellectual Property Rights do not include any of Seller’s Trademarks.

“Knowledge” or other derivations of “Know” means, in the case of Seller, the actual knowledge of any executive officers of Seller or any of the following individuals Reddy Beeram and Kevin Brock.

“License Agreement” means a license agreement in the form attached as Schedule P.

“Localization” or any derivative of “Localize” means any modification to, addition to and/or adaptation of any Software to enable or include certain features and/or functionality in the Software to conform to applicable tax, accounting, financial or statutory reporting requirements (including, without limitation, versions and updates of the Software, user assistance tools and/or end user documentation).

“Non-Disclosure Agreement” means the Non-Disclosure Agreement by and between the Parties dated June 15, 2007, a copy of which is attached as Schedule B.

“Outside Date” means the later of July 30, 2012 or such other date as may be specified by Purchaser in writing prior to the then-current Outside Date. For the avoidance of doubt, Purchaser and Seller may, by mutual agreement in writing, extend the Outside Date from time to time by one or more notices specifying a later Outside Date.

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“Partner Agreement” means Seller’s standard partner agreement, a copy of which is attached as Schedule L.

“Product Documentation” means any user interface strings and error message strings for the Software and any Documentation for end users, IT professionals or developers, including, without limitation, help files and technical documents.

“Purchase Price” has the meaning specified in Section 1.2.

“Purchaser Indemnitee(s)” means Purchaser and any of Purchaser’s Affiliates, directors, officers, employees, agents, shareholders and subcontractors.

“Purchaser Product” means any edition or version of the Software that Purchaser makes Generally Available under its trademarks and/or brands.

“Purchaser GA Date” means the target GA date specified by Purchaser for the initial Purchaser Product.

“Related Assets” means all (a) build-scripts, test-suites, test harnesses, test cases, test automations, internally developed tools in whatever form (whether under development, work-in-progress, prototype, prerelease, final or other version) used for development of the Software, (b) call logs, bug lists, databases and other data collections related to the Software; and (c) derivative works and other items related to the Software; provided, however, that the Related Assets do not include any Excluded Assets. “Related Assets” includes the assets listed and described in the attached Schedule E.

“Remediation Certificate” means a certificate as to the fulfillment of the requirements of the Remediation Plan signed by the Chief Executive Officer or the Chief Technology Officer of Seller. Remediation Certificate includes the Remediation Certificate for the Initial Remediation attached as Schedule Q.1 and the Remediation Certificate for the Additional Remediation substantially in the form attached as Schedule Q.2.

“Remediation Plan” means the remediation plan attached hereto as Schedule R.

“Self-Help Code” means any virus, malware, Trojan horse, back door, time bomb, drop-dead device, or other routine, code, algorithm, software, hardware component or other mechanism designed to (a) disable, erase, alter or harm any Purchaser product, the code of any third party, or any other product or any computer system, program, database, data, hardware or communications system, automatically with the passage of time, or under the control of, or through some affirmative action by a person, or (b) access any computer system, program, database, data, hardware or communications system of Purchaser or any Purchaser Affiliate, or of any end user.

“Seller Cap” has the meaning set forth in Section 5.4.1.

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“Seller Certificate” means an executed officer’s certificate from Seller substantially in the form attached as Schedule S, dated as of the Closing Date, certifying (a) that the resolutions authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated in this Agreement, as attached to the certificate, were duly adopted by Seller’s board of directors and that such resolutions remain in full force and effect, and (b) that all Acquired Assets remain in the possession of Seller immediately before Closing, have not been sold or otherwise transferred, have not been subject to any material damage, destruction, or loss since the date hereof, and are available for transfer to Purchaser as of Closing.

“Seller Indemnitee(s)” means Seller and any of Seller’s Affiliates, directors, officers, employees, agents, shareholders and subcontractors.

“Seller Product” means Seller’s 2012 GA version of the Software made available under Seller’s trademark or brand.

“Seller’s Delivery Confirmation” has the meaning set forth in Section 3.1.1.

“Services Agreement” means a services agreement substantially in the form attached as Schedule T.

“Software” means all current and prior versions of the software created for, published or otherwise made available by or on behalf of Seller, known as Process Industries 2 and made available under any of Seller’s Trademarks (a) in whatever form (whether Generally Available or currently under development in alpha, beta, test or other pre-released versions), (b) in whatever format (i.e., source code, object code, libraries, .xpo files, .dll files, model files, system architecture configurations and any other format), and (c) in any and all languages (including English), derivative works, and any and all Localizations and Translations of the Software. “Software” includes the functional software components listed and described in Schedule D.

“Statement of Work” means a document that refers expressly to the Services Agreement, is executed by a duly authorized representative of each Party, and describes any Transition Service to be performed by a Party or the Parties.

“SOWs” means collectively the Development SOW and the Training SOW to be executed and delivered pursuant to Section 3.3.1 as agreed upon by the Parties prior to the Closing Date, each of which shall be in the form set forth in the attached as Schedule I.1 and Schedule I.2 respectively.

“Trademarks” means those trademarks, trade dress, trade names and business names listed and described in the attached Schedule O.

“Training SOW” means a SOW for Seller’s performance of sales and marketing services in accordance with the requirements set forth in the attached as Schedule I.2.

“Transaction Documents” means the Bill of Sale, Copyright Assignment, the Services Agreement, the SOWs, the License Agreement and the Guarantee.

“Transition Services” means services performed or to be performed under the SOWs.

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“Translation” means the interpretation of the meaning of text in one language and the production in another language of the equivalent text that communicates the same meaning taking into account a number of factors including, without limitation, context, rules of grammar, writing conventions, expressions, accommodation for script directionality, double-byte characters, length of words and phrases, idioms and the like, without changing the functionality or features of the item to be translated.

“Updates” means all enhancements, modifications, improvements, updates, upgrades, hot fixes, bug fixes, service packs and any other derivative works of the Software, Related Assets or Documentation owned, created, published or otherwise made available by Seller as of the Closing Date, pursuant to Section 3 or as may be developed under any of the SOWs.

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